Rule 424(b)(2)
                            Registration Statement Nos. 333-98743 and 333-103966
                                         CUSIP 125581AMO; Common Code 013966460;
                                                               ISIN US125581AMO6

PRICING SUPPLEMENT NO. 23
Dated October 27, 2004
Prospectus, dated May 9, 2003 and
Prospectus Supplement, dated July 2, 2004







                                 CIT Group Inc.
                        $500,000,000 4.125% Senior Notes
                              Due November 3, 2009




                               Joint Lead Managers

Blaylock & Partners
                       Utendahl Capital
                                          The Williams Capital Group, L.P.
                          -----------------------------

                                 Lehman Brothers
                          -----------------------------

Doley Securities, Inc.                                          Guzman & Company
Loop Capital Markets, LLC                                Siebert Capital Markets
Ormes Capital Markets, Inc.                                  Ramirez & Co., Inc.

(X) Senior Note                        (  ) Subordinated Note

Principal Amount:                      $500,000,000.

Proceeds to Corporation:               99.529% or $497,645,000.

Underwriters' Commission:              .35% or $1,750,000.

Issue Price:                           99.879% or $499,395,000.

Original Issue Date:                   November 3, 2004.

Maturity Date:                         November 3, 2009, provided that if such
                                       day is not a Business Day, the payment
                                       of principal and interest may be made
                                       on the next succeeding Business Day,
                                       and no interest on such payment will
                                       accrue from the period from and after the Maturity Date.

Interest Rate:                         The notes will bear interest at an annual
                                       rate of 4.125%.

Specified Currency:                    U.S. Dollars ($).

Delivery:                              The notes are expected to be delivered in
                                       book-entry form only, to purchasers
                                       through the Depository Trust Company,
                                       Clearstream and Euroclear, as the case
                                       may be, on or about November 3, 2004.

Form:                                  Global Note.

Interest Payment Dates:                Interest will be paid at maturity, upon
                                       earlier tax redemption (to the extent
                                       provided in the prospectus supplement)
                                       and semiannually on May 3 and November
                                       3 of each year, commencing May 3, 2005,
                                       provided that if any such day is not
                                       a Business Day, the Interest Payment Date will be the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date.

Accrual of Interest:                   Interest payments will include the amount
                                       of interest accrued from and including
                                       the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment
                                       Date.

Exchange Listing:                      None.

Trustee, Registrar,                    J.P. Morgan Trust Company, National
   Authenticating Agent,               Association (as successor to Bank One
   U.S. Calculation Agent and          Trust Company, N.A.).
   U.S. Paying Agent:

CUSIP:                                 125581AMO.

Common Code:                           013966460.

ISIN:                                  US125581AMO6.

                              PLAN OF DISTRIBUTION

          We have entered into a terms agreement, dated as of October 27, 2004, with the Underwriters named below. Subject to the terms and conditions set forth in the terms agreement, we have agreed to sell to each of the underwriters, and each of the underwriters have severally agreed to purchase, the principal amount of notes set forth opposite its name below:

            Underwriters of Notes                            Principal Amount
Blaylock & Partners, L.P...............................             $141,668,000
Utendahl Capital Partners, L.P........................              141,668,000
The Williams Capital Group, L.P.......................              141,668,000
Lehman Brothers Inc...................................               50,000,000
Doley Securities, Inc.................................                4,166,000
Guzman & Company......................................                4,166,000
Loop Capital Markets, LLC..............................               4,166,000
Siebert Capital Markets...............................                4,166,000
Ormes Capital Markets, Inc............................                4,166,000
Samuel A. Ramirez & Company, Inc......................                4,166,000
     Total............................................             $500,000,000
                                                                   ============

          We have been advised by the Underwriters that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this pricing supplement, and to certain dealers at a price less a concession not in excess of .20% of the principal amount of the notes. The Underwriters may allow, and the dealers may reallow, a concession to certain other dealers not in excess of .10% of the principal amount of the notes. After the initial public offering, the public offering price and these concessions may be changed from time to time.

          The notes are a new issue of securities with no established trading market. The Underwriters have advised us that they intend to make a market in the notes, but the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. The trading market for the notes may not be liquid.

          The terms agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the notes if any are purchased. Lehman Brothers Inc. will assume the risk of any unsold allotment that would otherwise be purchased by Utendahl Capital Partners, L.P.

          In connection with this offering, some or all of the Underwriters and their respective affiliates may engage in transactions that stabilize, maintain, or otherwise affect the market price of the notes. Those transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which those Underwriters and affiliates may bid for or purchase notes for the purpose of stabilizing the market price. The Underwriters also may create a short position for the account of the Underwriters by selling more notes in connection with this offering than they are committed to purchase from us. In that case, the Underwriters may purchase notes in the open market following completion of this offering to cover their short position. Any of the transactions described in this paragraph may result in the maintenance of price of the notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

          Some or all of the Underwriters or their affiliates have provided and will in the future continue to provide banking and/or other financial services to CIT and its subsidiaries.

          The terms agreement provides that CIT will indemnify the Underwriters against certain liabilities under the Securities Act of 1933, or contribute to payments the Underwriters may be required to make in respect thereof.